                                                                   EXHIBIT 20.1






OFFER TO PURCHASE AND
CONSENT SOLICITATION STATEMENT


                                  $375,000,000

                             ARCADIA FINANCIAL LTD.
                   (FORMERLY KNOWN AS OLYMPIC FINANCIAL LTD.)

                         OFFER TO PURCHASE FOR CASH AND
                    SOLICITATION OF CONSENTS RELATING TO ITS

        $300,000,000 11 1/2% SENIOR NOTES DUE 2007, CUSIP NO. 681593AE9
                          (THE "FIRST TRANCHE NOTES")

                                      AND

         $75,000,000 11 1/2% SENIOR NOTES DUE 2007, CUSIP NO. 039101AA8
        (THE "SECOND TRANCHE NOTES" AND, TOGETHER WITH THE FIRST TRANCHE
                              NOTES, THE "NOTES")


      AT A PURCHASE PRICE DETERMINED BY REFERENCE TO A FIXED SPREAD OF 50 BASIS POINTS (THE "FIXED SPREAD") OVER THE YIELD TO MATURITY OF THE
        U.S. TREASURY 6 1/2% NOTE DUE MARCH 31, 2002 (THE "UST REFERENCE SECURITY") ON THE SECOND BUSINESS DAY PRECEDING THE DATE ON WHICH THE
      OFFER (AS DEFINED HEREIN) EXPIRES (OF WHICH AN AMOUNT EQUAL TO 2% OF THE PRINCIPAL AMOUNT OF EACH NOTE PURCHASED WILL CONSTITUTE A CONSENT PAYMENT THAT WILL BE PAID ONLY FOR NOTES TENDERED PRIOR TO THE CONSENT PAYMENT DEADLINE REFERRED TO BELOW), PLUS ACCRUED AND UNPAID INTEREST
          TO BUT EXCLUDING THE DATE OF PAYMENT OF SUCH PURCHASE PRICE.

-------------------------------------------------------------------------------
THE CONSENT PAYMENT DEADLINE (I.E., THE TIME BY WHICH HOLDERS MUST TENDER NOTES IN ORDER TO BE ELIGIBLE TO RECEIVE THE CONSENT PAYMENT) WILL BE 5:00 P.M., NEW YORK CITY TIME, ON MAY 22, 2000, UNLESS EXTENDED. THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 6, 2000, UNLESS EXTENDED OR EARLIER TERMINATED.
-------------------------------------------------------------------------------

      A holder validly tendering Notes will, by tendering such Notes, be consenting to certain amendments to the documents under which the Notes were issued. The Offer is conditioned upon, among other things, receipt by the Depositary (as defined herein) of valid and unrevoked consents to those amendments from the holders of record as of the close of business on May 8, 2000 (such time and date, the "Record Date") of a majority in principal amount of the First Tranche Notes and a majority in principal amount of the Second Tranche Notes (the "Consent Condition").

      Notes purchased pursuant to the Offer will be paid for in same-day funds on the first business day after the date on which the Offer expires, or as soon as practicable thereafter (the "Settlement Date"). Assuming the Offer is not extended, it is expected that the Settlement Date for the Offer will be June 7, 2000.

      None of the Company, the Trustee, the Information Agent, the Dealer Managers or the Depositary (each as defined herein) makes any recommendation as to whether or not holders should tender their Notes pursuant to the Offer.


                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.


     The date of this Offer to Purchase and Consent Solicitation Statement is May 8, 2000

                                   IMPORTANT

      Any holder of Notes ("Holder") desiring to tender Notes should either (a) complete and sign the Letter of Transmittal and Consent included herewith (the "Letter of Transmittal and Consent") or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction or
(c) tender through The Depository Trust Company ("DTC") pursuant to DTC's Automated Tender Offer Program. A Holder with Notes held through a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender those Notes.

      Any questions or requests for assistance or for additional copies of this Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase"), the Letter of Transmittal and Consent or related documents may be directed to the Information Agent at its telephone number set forth on the last page of this Offer to Purchase. A Holder may also contact the Dealer Managers at their telephone number set forth on the last page of this Offer to Purchase or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

      THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL AND CONSENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER.

                          ---------------------------


      No person has been authorized to give any information or to make any representations other than those contained herein or in the Letter of Transmittal and Consent and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell Notes or a solicitation of Consents (as defined herein) in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Arcadia Financial Ltd. by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents or any purchase of Notes shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to the date of such information.

               AVAILABLE INFORMATION; INCORPORATION BY REFERENCE

      Reports and other information filed by Arcadia Financial Ltd. with the Securities and Exchange Commission (the "Commission") may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's prescribed rates, by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the website that the Commission maintains at http://www.sec.gov. Arcadia Financial Ltd. hereby incorporates by reference and makes a part hereof its Annual Report on Form 10-K for the year ended December 31, 1999 and its Current Report on Form 8-K dated April 3, 2000. In addition, Arcadia Financial Ltd hereby incorporates by reference and makes a part hereof, from the date of filing thereof, all Current Reports on Form 8-K and Quarterly Reports on Form 10-Q which it files after the date of this Offer to Purchase and prior to the Expiration Time. Any statement contained in a report incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed report that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

                                   THE OFFER

GENERAL

      Arcadia Financial Ltd., a Minnesota corporation formerly known as Olympic Financial Ltd. (the "Company"), hereby offers to purchase for cash all of the outstanding Notes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal and Consent (such offer, as it may be amended from time to time, the "Offer"), at a purchase price per $1,000 principal amount of Notes determined in the manner described herein by reference to the Fixed Spread over the yield to maturity of the UST Reference Security on the second business day preceding the date on which the Offer expires (such purchase price, the "Total Purchase Price"), of which an amount equal to $20 (i.e., 2% of the principal amount) will constitute a consent payment per $1,000 principal amount of Notes (a "Consent Payment") that will be paid only for Notes tendered prior to the Consent Payment Deadline, plus accrued and unpaid interest to but excluding the Settlement Date.

      On April 3, 2000, Associates First Capital Corporation ("Associates") acquired all of the stock of the Company and subsequently contributed all of that stock to its wholly owned subsidiary, Associates Corporation of North America ("Parent"). The Company and Parent seek to (i) improve the Company's operating flexibility by eliminating substantially all of the restrictive covenants and certain other provisions contained in the indenture and first and second supplemental indentures under which the Notes were issued (such indenture, as supplemented by such supplemental indentures, being herein referred to as the "Indenture") and (ii) eliminate the Company's obligations to file periodic reports with the Commission and to deliver periodic reports to the trustee for the Notes and the Holders of the Notes. Accordingly, the Company and Parent determined to make the Offer in order to acquire Notes, eliminate the associated interest expense and obtain consents ("Consents") from Holders of Notes to the adoption of certain amendments (the "Amendments") to the Indenture. The Amendments will be set forth in a third supplemental indenture (the "Third Supplemental Indenture") that will be executed promptly after satisfaction of the Consent Condition described on the cover page of this Offer to Purchase, but the Amendments will not become operative unless and until validly tendered Notes are purchased pursuant to the Offer. A Holder validly tendering Notes will, by tendering such Notes, be consenting to the Amendments. For a discussion of the Amendments, as well as other important matters that Holders should consider in determining whether to tender their Notes and grant Consents, see "The Amendments" and "Market and Trading Information." For a discussion of certain recent events and plans concerning the Company, see "Recent Events and Plans" below.

      The Consent Payment will only be paid as part of the Total Purchase Price for Notes tendered prior to the Consent Payment Deadline and purchased pursuant to the Offer. Holders who tender Notes after the Consent Payment Deadline (or who do not tender their Notes at all) will not receive the Consent Payment. The "Consent Payment Deadline" will be 5:00 P.M., New York City time, on May 22, 2000, unless extended.

      The Offer will expire at 5:00 P.M., New York City time, on June 6, 2000, unless extended or earlier terminated (such time and date, as it may be extended, the "Expiration Time"). See "-- Extension, Amendment and Termination."

      The Offer is conditioned upon, among other things, the Consent Condition described on the cover page of this Offer to Purchase. DTC will authorize DTC participants for whom DTC or its nominee holds Notes as of the Record Date (as set forth in a securities position listing of DTC as of the Record Date) to execute Consents with respect to such Notes as if such participants were the holders of record of such Notes as of the Record Date; accordingly, such participants shall be deemed for purposes hereof to be holders of record of such Notes as of the Record Date and Letters of Transmittal and Consent executed by such participants or their duly appointed proxies with respect to such Notes (or Agent's Messages transmitted by DTC in lieu thereof, as described under "-- Procedure for Tendering Notes" below) shall be deemed to be valid Consents with respect to such Notes. Because a valid tender of Notes will constitute the Consent of the tendering Holder to the Amendments, the Consent Condition will be satisfied if a majority in principal amount of the First Tranche Notes and a majority in principal amount of the Second Tranche Notes are validly tendered by the holders of record of such Notes as of the Record Date and not withdrawn prior to the execution of the Third Supplemental Indenture.

      Notes purchased pursuant to the Offer will be paid for in same-day funds on the Settlement Date, which will be the first business day after the date on which the Offer expires, or as soon as practicable thereafter. See "--Acceptance for Payment and Payment; Source of Funds."

      On April 13, 2000, the Company commenced an unrelated offer to acquire the Notes on May 11, 2000 at 101% of their principal amount plus accrued interest to the date of purchase. The Company commenced that offer because the terms of the documents under which the Notes were issued required it to do so as a result of Associates' April 3, 2000 acquisition of the Company described earlier in this section. IT IS HIGHLY LIKELY THAT THE PRICE FOR NOTES IN THAT OFFER WILL BE SIGNIFICANTLY LOWER THAN THE TOTAL PURCHASE PRICE IN THE OFFER. HOLDERS WHOSE NOTES ARE PURCHASED PURSUANT TO THAT OFFER WILL NOT BE ENTITLED TO PARTICIPATE IN THE OFFER AND WILL NOT RECEIVE THE TOTAL PURCHASE PRICE OR ANY PORTION THEREOF.

TOTAL PURCHASE PRICE

      The Total Purchase Price will be calculated in a manner intended to result in a price on the Settlement Date equivalent to a yield to the first date on which the Notes may be redeemed at the option of the Company (i.e. March 15, 2002, which is herein referred to as the "Call Date") equal to the sum of (a) the yield to maturity (calculated in accordance with standard market practice) corresponding to the Bid-Side Price of the UST Reference Security on the second business day preceding the date on which the Offer expires (such yield, the "UST Reference Yield") and (b) the Fixed Spread (such sum, the "Tender Offer Yield"). As used herein, the term "Bid-Side Price" of the UST Reference Security on any day means the bid-side price of the UST Reference Security as displayed on the Bloomberg Government Pricing Monitor Page PX4 as of 3:00 P.M., New York City time, on that day (or, if the Dealer Managers determine that such page is not operational or is displaying inaccurate information at that time, the bid-side price of the UST Reference Security, determined at or around 3:00 P.M., New York City time, on that day by such other means as the Dealer Managers may consider to be appropriate under the circumstances).

      Specifically, the Total Purchase Price will equal (a) the value per $1,000 principal amount of the Notes, assuming the Notes will be redeemed in full on the Call Date at the then applicable redemption price of 105.75% of their principal amount, of all remaining payments of principal thereof and premium and interest thereon to be made through the Call Date, discounted to the Settlement Date (in a manner consistent with the methodology underlying the formula for Total Purchase Price set forth in Annex A hereto) at a discount rate equal to the Tender Offer Yield, minus (b) accrued and unpaid interest per $1,000 principal amount of Notes to but excluding the Settlement Date. See Annex A hereto.

      The Total Purchase Price plus accrued interest per $1,000 principal amount of Notes sold pursuant to the Offer will be rounded to the nearest cent. The Dealer Managers will determine the applicable Bid- Side Price, the resulting UST Reference Yield, Tender Offer Yield and Total Purchase Price and the accrued interest, and their determination will be final and binding, absent manifest error. The Company will publicly announce the actual Total Purchase Price promptly after it is determined.

      Assuming a hypothetical Settlement Date of June 7, 2000 and the Bid-Side Price which would have been in effect had it been measured on May 4, 2000, the following table sets forth the UST Reference Yield, Tender Offer Yield, Total Purchase Price and accrued interest per $1,000 principal amount of Notes:


                                    RESULTING HYPOTHETICAL PERCENTAGE OR AMOUNT
                                       PER $1,000 PRINCIPAL AMOUNT OF NOTES*
UST REFERENCE YIELD                                  6.806%
TENDER OFFER YIELD                                   7.306%
TOTAL PURCHASE PRICE                             $1,118.92**
 ACCRUED INTEREST                                $   26.19

-----------------
* Actual percentages and amounts will differ from those set forth in this table.

** Of this amount, $20 would constitute a Consent Payment that will only be paid for Notes tendered prior to the Consent Payment Deadline and purchased pursuant to the Offer.


      Holders may obtain hypothetical quotes of the UST Reference Yield (calculated as of a then recent time) and the resulting hypothetical Tender Offer Yield and Total Purchase Price for the Notes prior to the time at which the actual UST Reference Yield, Tender Offer Yield and Total Purchase Price are calculated, and may obtain the actual UST Reference Yield, Tender Offer Yield and Total Purchase Price after such time, by contacting either their Goldman Sachs Sales Representative or Goldman Sachs toll-free at 800-828-3182. In addition, information about the Offer will be available from the MCM "CORPORATEWATCH" Service on Telerate pages 7885 and 7886. Although the Total Purchase Price will be calculated based solely on the UST Reference Yield (determined as described above), information regarding the closing yield to maturity of the UST Reference Security on any trading day may also be found in The Wall Street Journal and The New York Times.

PROCEDURE FOR TENDERING NOTES

      For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase prior to the Expiration Time (or, for Holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline). In addition, prior to the Expiration Time (or, for Holders desiring to receive the Consent Payment, prior to the Consent Payment Deadline), either (a) certificates for tendered Notes must be received by the Depositary at such address or (b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering Holder has not delivered a Letter of Transmittal and Consent). The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book- entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and Consent and that the Company may enforce such Letter of Transmittal and Consent against such participant.

      If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal and Consent, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

      Need for Guarantee of Signature. Signatures on a Letter of Transmittal and Consent must be guaranteed by a recognized participant (a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, unless the Notes tendered thereby are tendered (a) by the registered Holder of such Notes and that Holder has not completed either of the boxes entitled "Special Issuance/Delivery Instructions" on the Letter of Transmittal and Consent, or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

      Book-Entry Delivery of the Notes; Tender through ATOP. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book- entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal and Consent, and any other required documents, must be transmitted to and received by the Depositary prior to the Expiration Time (or, for Holders desiring to receive the Consent Payment, at or prior to the Consent Payment Deadline) at one of its addresses set forth on the last page of this Offer to Purchase. DELIVERY OF SUCH DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

      Holders who are tendering by book-entry transfer to the Depositary's account at DTC may execute their tender through DTC's Automated Tender Offer Program ("ATOP") by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal and Consent by the participant identified in the Agent's Message. Accordingly, the Letter of Transmittal and Consent need not be completed by a Holder tendering through ATOP.

      Withholding Tax. Under federal tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain Holders pursuant to the Offer. See "Certain Federal Income Tax Consequences" below.

      General. The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute (a) an agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions of the Offer and (b) the Consent of the tendering Holder to the Amendments.

      The method of delivery of the Letter of Transmittal and Consent, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

      All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal and Consent) will be final and binding. None of the Company, the Depositary, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.

WITHDRAWAL OF TENDERS (AND REVOCATION OF CORRESPONDING CONSENTS)

      Notes tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. A valid withdrawal of tendered Notes prior to the execution of the Third Supplemental Indenture (which will be before the Expiration Time) will constitute the concurrent valid revocation of (and the only means of validly revoking) the related Consent. Tendered Notes may not be withdrawn subsequent to the Expiration Time, and Consents may not be revoked subsequent to the execution of the Third Supplemental Indenture. If the Offer is terminated without any Notes being purchased thereunder, the Notes tendered pursuant thereto will be promptly returned to the tendering Holders.

      For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. The withdrawal notice must (a) specify the name of the Holder who tendered the Notes to be withdrawn and, if different, the name of the registered Holder of such Notes (or, in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant's account number at DTC to be credited with the withdrawn Notes),
(b) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn and, in the case of the Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof) and (c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal and Consent, including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant's name is listed on the applicable Agent's Message), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

      Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Notes may, however, be retendered by again following one of the procedures described in "-- Procedure for Tendering Notes" above at any time prior to the Expiration Time.

      Withdrawals of Notes and revocation of Consents can only be accomplished in accordance with the foregoing procedures.

CONDITIONS TO THE OFFER

      The Offer is conditioned upon satisfaction of the Consent Condition described on the cover page of this Offer to Purchase, and is also conditioned upon there not existing (a) in the sole judgment of the Company, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company or one of its affiliates is party or by which it is bound) to the purchase of Notes pursuant to the Offer or the effectiveness of the Amendments; or (b) any change or development, including a prospective change or development, that, in the sole judgment of the Company, has or may have a material adverse effect on the Company, the market price of the Notes or the value of the Notes (or the Amendments) to the Company. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If any condition to the Offer is not satisfied or waived by the Company prior to the Expiration Time, the Company reserves the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the Notes tendered pursuant thereto to the tendering Holders,
(ii) to waive all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered pursuant thereto (and not withdrawn) prior to the Expiration Time, (iii) to extend the Offer and retain the Notes that have been tendered pursuant thereto during the period for which the Offer is extended or (iv) to amend the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT; SOURCE OF FUNDS

      Upon the terms and subject to the conditions of the Offer, the Company will accept for payment all Notes that are validly tendered pursuant to the Offer and not validly withdrawn. For purposes of the Offer, the Company will be deemed to have accepted for payment tendered Notes if, as and when the Company gives written notice to the Depositary of its acceptance for payment of such Notes. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering Holders. Thus, the Company will pay for Notes accepted for payment pursuant to the Offer by depositing same-day funds with the Depositary on the first business day after the date on which the Offer expires, or as soon as practicable thereafter. UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BY THE COMPANY BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS FROM THE DEPOSITARY TO THE TENDERING HOLDERS.

      The Company believes that amounts provided by Parent from cash on hand or available sources of borrowing will be sufficient to pay for all Notes purchased pursuant to the Offer.

EXTENSION, AMENDMENT AND TERMINATION

      The Company expressly reserves the right, at any time or from time to time, regardless of whether or not the conditions set forth in "Conditions to the Offer" shall have been satisfied, subject to applicable law, (a) to extend the Consent Payment Deadline or Expiration Time, (b) to amend the Offer in any respect or (c) to terminate the Offer prior to the Expiration Time therefor and return the Notes tendered pursuant thereto, in each case by giving written notice of such extension, amendment or termination to the Depositary.

      There can be no assurance that the Company will exercise its right to extend the Consent Payment Deadline or Expiration Time. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9 a.m., New York City time, on the first business day after the previously scheduled Consent Payment Deadline or Expiration Time, as the case may be. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

                                 THE AMENDMENTS

      A Holder validly tendering Notes will, by tendering such Notes, be consenting to the Amendments to the Indenture described below.

      The Amendments will eliminate the Company's reporting obligations under the Indenture and its obligation to comply with substantially all of the restrictive covenants contained in the Indenture. The elimination of these restrictive covenants will permit the Company to, among other things, incur indebtedness, pay dividends and make other restricted payments, incur liens and make investments which would otherwise not have been permitted pursuant to the Indenture. Specifically, the Amendments will, in substance, with respect to the Notes, (a) eliminate the Company's obligations under Sections 504, 505, 506 and 509 through 519, Article VI and Article XII of the Indenture, (b) eliminate any default, event of default or other consequence under the Indenture of failing to comply with the terms of any such Sections or Articles and (c) eliminate as events of default the events described in Sections 701(v) (cross default), 701(vi) (failure to pay judgments) and 701(ix) (invalidity or unenforceability of subsidiary guarantees) and, insofar as it relates to any subsidiary of the Company, the events described in Sections 701(vii) and 701(viii) (bankruptcy and similar events) of the Indenture.

      The Amendments will be set forth in the Third Supplemental Indenture which will be executed by the Company and the trustee under the Indenture (the "Trustee") promptly following satisfaction of the Consent Condition. However, the Third Supplemental Indenture will provide that the Amendments will not become operative unless and until validly tendered Notes are purchased pursuant to the Offer. If Notes are not purchased pursuant to the Offer (or if the Consent Condition is not satisfied), the Amendments will never become operative.

      IF THE OFFER IS CONSUMMATED AND THE AMENDMENTS BECOME EFFECTIVE, THE AMENDMENTS WILL BE BINDING ON ALL NON-TENDERING HOLDERS OF NOTES. THE MODIFICATION OR ELIMINATION OF RESTRICTIVE COVENANTS AND OTHER PROVISIONS PURSUANT TO THE AMENDMENTS WILL PERMIT THE COMPANY TO TAKE ACTIONS THAT WOULD INCREASE THE CREDIT RISKS WITH RESPECT TO THE COMPANY FACED BY NON-TENDERING HOLDERS, ADVERSELY AFFECT THE MARKET PRICE OF THE NOTES THAT REMAIN OUTSTANDING AND OTHERWISE BE ADVERSE TO THE INTERESTS OF NON-TENDERING HOLDERS.

      The foregoing is qualified in its entirety by reference to the Indenture and the form of Third Supplemental Indenture, copies of which can be obtained without charge from the Information Agent.

                            RECENT EVENTS AND PLANS

      Prior to completion of Associates' acquisition of the Company on April 3, 2000, Associates conducted, and Associates and Parent plan to continue to conduct, a detailed review of the Company and its businesses, assets, liabilities, corporate structure, capitalization, operations, properties, policies, management and personnel to consider what changes would be desirable in light of existing and potential future circumstances. As a result of such review, a decision was made to close the Company's corporate headquarters office in Minneapolis, Minnesota and to close certain of the Company's regional buying centers and consolidate operations at its other locations. As of the date of this Offer to Purchase, the Company has given notices of termination of employment to approximately 270 Company employees, consisting primarily of duplicative management, administrative and data entry personnel. Also, immediately prior to the closing of the acquisition, Associates made a capital contribution of $100 million to its subsidiary that merged with the Company to ensure that the Company would be able to meet its working capital needs following closing of the acquisition. Since completion of the acquisition, the Company has effected a clean-up call on six of its existing securitization transactions having an aggregate outstanding principal balance of approximately $154 million, terminated its two existing warehouse facilities having an aggregate borrowing capacity of approximately $550 million, issued notices of intent to redeem approximately $68 million of its unsecured subordinated notes and repurchased from Associates approximately $800 million aggregate principal amount of motor vehicle retail installment sales contracts purchased by Associates from the Company between November 24, 1999 and April 3, 2000 pursuant to the terms of a continuous asset purchase and sale agreement, dated as of November 12, 1999. Further changes may be implemented.

                         MARKET AND TRADING INFORMATION

      The Notes trade in the over-the-counter market. Prices and trading volumes of the Notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to obtain current information with respect to market prices for the Notes. Although the Company believes that the over-the-counter trading activity of the Notes is currently limited, to the extent that Notes are purchased pursuant to the Offer, the trading markets for the Notes that remain outstanding will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not purchased may be adversely affected to the extent the amount of Notes purchased pursuant to the Offer reduces the float of the Notes. The reduced float may also make the trading price of the Notes more volatile. In addition, upon the effectiveness of the Amendments, certain covenants and other provisions contained in the Indenture will be eliminated, which may adversely affect the market prices for the Notes. There can be no assurance that any trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders that remain at such time, the interest in maintaining markets in the Notes on the part of securities firms and other factors.

                            OTHER PURCHASES OF NOTES

      Whether or not the Offer is consummated, the Company or its affiliates may from time to time acquire Notes, otherwise than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following summary is a general discussion of certain United States federal income tax consequences applicable under current law to the sale of Notes pursuant to the Offer by a "U.S. Holder." For purposes of this Offer to Purchase, a U.S. Holder is a Holder of Notes that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source or (d) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), or (y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a Holder that is not a U.S. Holder. This discussion does not deal with special situations such as those of dealers in securities or currencies, traders in securities that elect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, beneficial owners of Notes that are not U.S. Holders, persons holding Notes as a hedge or who have otherwise hedged the risk of holding Notes, persons holding Notes as part of a straddle or in connection with a conversion transaction or persons having a functional currency other than the United States dollar. Furthermore, this discussion is based on the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. This discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction and assumes that the Notes are held as "capital assets" within the meaning of Section 1221 of the Code.

      Sales of Notes pursuant to the Offer by U.S. Holders will be taxable transactions for United States federal income tax purposes. Subject to the discussion of the market discount rules and the Consent Payment set forth below, a U.S. Holder selling Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued interest which will be taxed as ordinary income) and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in Notes generally will equal the cost of the Notes to such U.S. Holder, increased by the amount of interest on the Notes previously taken into income by the U.S. Holder but not yet received by the U.S. Holder and by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortized bond premium previously amortized by the U.S. Holder with respect to the Notes. Capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The deductibility of capital losses is limited.

      An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a "market discount." Subject to a statutory de minimis exception, Notes have market discount if they were purchased at an amount less than the issue price and less than the stated redemption price at maturity of the Notes. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant yield basis) while such Notes were held by the U.S. Holder.

      Although there is no legal authority directly on point, the Consent Payments may be treated for United States federal income tax purposes as (i) additional consideration in exchange for the tendered Notes, in which case such amounts would be taken into account in determining the amount of gain or loss on the exchange, or (ii) separate consideration for consenting to the Amendments. The Company intends to take the position that Consent Payments are additional consideration in exchange for the tendered Notes. In the event that the Consent Payments are treated as separate consideration for consenting to the Amendments, U.S. Holders who receive the Consent Payments might be treated as receiving either (i) additional interest with respect to the Notes or (ii) a fee for consenting to certain transactions or waiving certain rights. In either case, such U.S. Holders would recognize ordinary income equal to the amount of cash received.

      In the case of a U.S. Holder who does not tender its Notes pursuant to the Offer, the adoption of the Amendments will not cause a deemed exchange of the Notes because the Amendments do not constitute a significant modification to the terms of the Notes for U.S. federal income tax purposes as defined in Treasury Regulation Section 1.1001-3. Accordingly, a U.S. Holder who does not tender its Notes pursuant to the Offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon the adoption of the Amendments and will have the same adjusted tax basis and holding period in the Notes after the adoption of the Amendments that such U.S. Holder had in the Notes immediately before such adoption.

      Sales of Notes pursuant to the Offer by U.S. Holders generally will be subject to information reporting requirements. In addition, certain U.S. Holders who fail to complete the Substitute Form W-9 included in the Letter of Transmittal and Consent may be subject to backup withholding at a rate of 31% with respect to payments the U.S. Holder receives pursuant to the Offer. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS provided the required information is furnished. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding and reporting requirements.

      ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

               DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

      The Company has retained Goldman, Sachs & Co. ("Goldman Sachs") to act as Dealer Managers (the "Dealer Managers"), ChaseMellon Shareholder Services L.L.C. to act as Information Agent (the "Information Agent") and Norwest Bank Minnesota, National Association to act as Depositary (the "Depositary") in connection with the Offer. The Company has agreed to pay the Dealer Managers, the Information Agent and the Depositary customary fees for their services in connection with the Offer. The Company has also agreed to reimburse the Dealer Managers, the Information Agent and the Depositary for their out-of-pocket expenses (including the fees and disbursements of counsel) and to indemnify them against certain liabilities, including liabilities under federal securities laws.

     The Dealer Managers, in the ordinary course of their business, make markets in securities of the Company, including the Notes. As a result, from time to time, Goldman Sachs may own certain of the Company's securities, including the Notes.

      None of the Dealer Managers, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or the Notes contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

                                                                       ANNEX A

               FORMULA TO DETERMINE TOTAL PURCHASE PRICE OF NOTES

DEFINITIONS

PRICE      =      The Total Purchase Price per $1,000 principal amount of
                  Notes. The Total Purchase Price plus accrued interest is rounded to the nearest cent.

N          =      The number of remaining cash payment dates for the Notes
                  from but excluding the Settlement Date to and including the Call Date of March 15, 2002.

CFi        =      The aggregate amount of cash per $1,000 principal amount
                  scheduled to be paid on the Notes on the "ith" out of the N remaining cash payment dates for the Notes, assuming for this purpose that the Notes are redeemed on their Call Date.
                  Scheduled payments of cash include interest and, on the Call
                  Date, premium and principal.

YLD        =      The Tender Offer Yield for the Notes (expressed as a
                  decimal number). The Tender Offer Yield is the sum of the UST
                  Reference Yield (as defined in this Offer to Purchase) and the Fixed Spread (as set forth on the front cover of this Offer to Purchase).

Di         =      The number of days from and including the Settlement Date
                  to but excluding the "ith" out of the N remaining cash payment dates for the Notes. The number of days is computed using the 30/360 day count method in accordance with market convention.

Accrued
Interest   =      Accrued and unpaid interest per $1,000 principal amount of the Notes to but excluding the Settlement Date.

/          =      Divide. The term immediately to the left of the division
                  symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.

exp        =      Exponentiate. The term to the left of the exponentiation
                  symbol is raised to the power indicated by the term to the right of the exponentiation symbol.

N                 Summate. The term to the right of the summation symbol is
[sum]      =      separately calculated "N" times (substituting for the "i" in
i=1               that term each whole number between 1 and N, inclusive) and the separate calculations are then added together.



FORMULA TO DETERMINE TOTAL PURCHASE PRICE FOR NOTES

PRICE   =   N               CFI
            [sum][---------------------------] - Accrued Interest
            i=1   (1 + YLD / 2) exp (Di/180)

           In order to tender, a Holder should send or deliver a properly completed and signed Letter of Transmittal and Consent, certificates for Notes and any other required documents to the Depositary at one of its addresses set forth below or tender pursuant to DTC's Automated Tender Offer Program.


                        The Depositary for the Offer is:

                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION



      By Certified or Registered Mail:                    By Overnight Courier:                       In Person By Hand Only:

        Norwest Bank Minnesota, N.A.                  Norwest Bank Minnesota, N.A.                  Norwest Bank Minnesota, N.A.
         Corporate Trust Operations                    Corporate Trust Operations                     Northstar East Building
                MAC N9303-121                                 MAC N9303-121                           608 Second Avenue South
                P.O. Box 1517                       Sixth Street and Marquette Avenue           12th Floor, Corporate Trust Services
        Minneapolis, Minnesota 55480                  Minneapolis, Minnesota 55479                  Minneapolis, Minnesota 55402
      Reference: Arcadia Financial Ltd.             Reference: Arcadia Financial Ltd.            Reference: Arcadia Financial Ltd.


                                                        By Facsimile Transmission
                                                    (For Eligible Institutions Only):

                                                              612-667-4927
                                                  Attention: Corporate Trust Operations
                                                    Reference: Arcadia Financial Ltd.
                                                     Confirm Facsimile by Telephone:
                                                              612-667-9764

                                                    Telephone Inquiries: 800-344-5128





           Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and Consent or related documents may be directed to the Information Agent at its telephone number set forth below. A Holder may also contact the Dealer Managers at their telephone number set forth below or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                          44 Wall Street -- 7th Floor
                               New York, NY 10005
                                  800-851-9671



                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                           Liability Management Group
                          29th Floor, 85 Broad Street
                            New York, New York 10004
                                  800-828-3182